Exhibit 10.5

NEPTUNE INSURANCE HOLDINGS INC.

INCENTIVE BONUS PLAN

1.	PURPOSE

The purpose of the Neptune Insurance Holdings Inc. Incentive Bonus Plan (as amended from time to time, the “Plan”) is to motivate and reward eligible employees for their contributions toward the achievement of certain Performance Goals (as defined below) by Neptune Insurance Holdings Inc. (together with any of its Affiliates, the “Company”).

2.	DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a) “Affiliate” means a Parent, a Subsidiary or any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(b) “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Company’s common stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Affiliate, as such laws, rules, and regulations shall be in effect from time to time.

(c) “Award” means the amount of cash incentive payable under the Plan to a Participant with respect to a Performance Period.

(d) “Board” means the Board of Directors of the Company, as constituted from time to time.

(e) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f)  “Committee” means the Compensation Committee of the Board unless another Committee is designated by the Board. The members of any Committee designated by the Board shall be appointed from time to time by, and serve at the pleasure of, the Board. Any member of any such Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the Effective Date, the Plan shall be administered by the Compensation Committee of the Board.

(g) “Effective Date” means the day immediately prior to the date on which the Registration Statement covering the initial public offering of the shares of the Company's Class A common stock is declared effective by the U.S. Securities and Exchange Commission.

(h) “Participant” means any officer or employee of the Company who is designated as a Participant by the Committee.

(i) “Performance Goal” means a formula or standard determined by the Committee with respect to each Performance Period based on one or more of the following criteria and any adjustment(s) thereto established by the Committee: (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets (gross or net), return on investment, return on capital, or return on shareholder equity; (17) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share (basic or diluted); (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (24)  goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, compliance, headcount, performance management, completion of critical staff training initiatives; (26)  goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; (27) enterprise resource planning; and (28) or any other metric that is capable of measurement or evaluation as determined by the Committee. Awards issued to Participants may take into account other factors (including subjective factors). Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any Affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.

(j) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(k) “Performance Period” means the Company’s fiscal year, multiple fiscal years or any other period longer or shorter than one fiscal year, as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(l) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(m) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising in relation to a Participant’s participation in the Plan and legally applicable to a Participant.

3.	ADMINISTRATION

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of Performance Goals, the amount of Awards payable under the Plan, and the payment of Awards. The Committee shall also have the discretionary authority to establish rules under the Plan so long as such rules do not explicitly conflict with the terms of the Plan and any such rules shall constitute part of the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

4.	ELIGIBILITY

Officers and other key employees of the Company designated by the Committee to participate in the Plan shall be eligible to participate in this Plan, provided the Committee has not, in its sole discretion, withdrawn such designation and he or she meets the following conditions:

(a) is employed by the Company as of the last day of the applicable Performance Period; and

(b) is not subject to disciplinary action, is in good standing with the Company and is not subject to a performance improvement plan.

5.	AMOUNT OF AWARDS

With respect to each Participant, the Committee will establish (or previously established) one or more Performance Periods, an individual Participant incentive target (which may be, but is not required to be, based on the Participant’s base salary) for each Performance Period and the Performance Goal(s) to be met during such Performance Period(s).

Except as otherwise required by Applicable Laws or as determined by the Committee, base salary shall not include salary paid during any paid leave of absence or any variable forms of compensation including, but not limited to, overtime, on-call pay, lead premiums, shift differentials, bonuses, incentive compensation, commissions, stock options, restricted stock units, restricted stock, stock appreciation rights, or expense allowances or reimbursements. Nothing in the Plan, or arising as a result of a Participant’s participation in the Plan, shall prevent the Company from changing a Participant’s base salary at any time based on such factors as the Company shall in its discretion determine appropriate.

Awards may be pro-rated on any basis determined appropriate in the Committee’s sole discretion, including, but not limited to, in connection with transfers to new positions or new locations, new hires, Participants on a leave of absence for all or any portion of a Performance Period, or Participants working less than full-time. The Committee reserves the right, in its sole discretion, to increase, reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period.

6.	PAYMENT OF AWARDS

(a) Unless otherwise determined by the Committee, a Participant must be actively employed and in good standing with the Company on the date the Award is paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability, an unqualified leave of absence or under other circumstances, as determined by the Committee in its sole discretion.

(b) Payment of each Award shall be made as soon as administratively practicable but in any event no later than the 15th day of the third month following the end of the Performance Period during which the Award was earned (in the case of any Performance Period based on a fiscal year, by March 15th thereafter); provided, however, the Committee may delay payment so long as such extension does not result in the payment becoming deferred compensation subject to, and not in compliance with, Section 409A of the Code. Each Award shall be paid in cash (or its equivalent) in a single lump sum unless such amounts are otherwise deferred in accordance with Section 6(c).

(c) The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

7.	GENERAL

(a) TAX WITHHOLDING. The Company shall have the right to deduct from all Awards any Tax-Related Items, and any other deductions, required to be withheld with respect to such payments. The Company also may withhold such amounts from any other amount payable by the Company or any Affiliate to the Participant, subject to compliance with Applicable Laws.

(b) SECTION 409A OF THE CODE. To the extent that any Award under the Plan is subject to Section 409A of the Code, the terms and administration of such Award shall comply with the provisions of such section and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced or terminated at the discretion of the Committee. In no event will the Company reimburse a Participant for any taxes or other penalties that may be imposed on the Participant as a result of Section 409A of the Code.

(c) CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its Affiliates, or affect in any way the right of the Company or any Affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(d) BENEFICIARIES. To the extent the Committee permits beneficiary designations, any payment of Awards under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative, legal beneficiary or estate, as applicable. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

(e) NONTRANSFERABILITY. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be sold, assigned, pledged, transferred or otherwise alienated or hypothecated except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(f) SUCCESSOR. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(g) INDEMNIFICATION. Each person who is or shall have been a member of the Committee and each employee of the Company or an Affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in any such action, suit or proceeding against him or her, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend such claim on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled, including under the Company’s Articles of Incorporation or Bylaws, as a matter of Applicable Laws, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(h) CLAWBACK/RECOVERY. The Committee may specify in an agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Committee may require a Participant to forfeit or return to and/or reimburse the Company for any amounts paid with respect to an Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.

(i) EXPENSES. The expenses of administering the Plan shall be borne by the Company.

(j) TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(k) GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws thereof) and applicable federal law.

(l) AMENDMENTS AND TERMINATION. The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that any amendment of the Plan shall be subject to the approval of the Company’s shareholders to the extent required to comply with Applicable Laws, regulations or rules.

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